EXHIBIT 99.VOTEREG
Kayne Anderson MLP Investment Company
Kayne Anderson Energy Total Return Fund, INC.
Kayne Anderson Energy Development Company
Proxy and Corporate Action Voting
Policies and Procedures
I. INTRODUCTION
Each of Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc., and Kayne Anderson Energy Development Company (each, as it may be used herein, the “Company”) is the beneficial owner of its portfolio securities. The Company’s Board of Directors (the “Board”), acting on behalf of the Company, has the right and the fiduciary obligation to vote proxies relating to the Company’s portfolio securities in a manner consistent with the best interests of the Company and its stockholders. Accordingly, the Board has adopted these Proxy and Corporate Action Voting Policies and Procedures with respect to voting proxies relating to portfolio securities held by the Company (these “Policies and Procedures”).
II. POLICY
     A. Delegation to the Advisor.
1.	The policy of the Company is to delegate the responsibility for voting proxies relating to portfolio securities held by Kayne Anderson MLP Investment Company or Kayne Anderson Energy Total Return Fund, Inc. to Kayne Anderson Capital Advisors, L.P. or held by Kayne Anderson Energy Development Company to KA Fund Advisors, LLC (each, as it may be used herein, the “Advisor”) as a part of the Advisor’s general management of the Company, subject to the Board’s continuing oversight.

2.	The policy of the Company is also to adopt the policies and procedures used by the Advisor to vote proxies relating to portfolio securities held by its clients, including the Company (the “Advisor’s Policies and Procedures”).
III. FIDUCIARY DUTY
The right to vote proxies with respect to portfolio securities held by the Company is an asset of the Company. The Advisor acts as a fiduciary of the Company and must vote proxies in a manner consistent with the best interest of the Company and its stockholders.
IV. PROXY VOTING PROCEDURES
     A. Annual Presentation of Proxy Voting Policies to the Board. At least annually, the Advisor shall present to the Board for its review the Advisor’s Policies and Procedures. In addition, the Advisor shall notify the Board promptly of material changes to the Advisor’s Policies and Procedures.
     B.  Annual Presentation of Proxy Voting Record to the Board. At least annually, the Advisor shall provide to the Board a record of each proxy voted with respect to portfolio securities held by the Company during the year. With respect to those proxies that the Advisor has identified as involving a conflict of interest, the Advisor shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy. For this purpose, a “conflict of interest” shall be deemed to occur when the Advisor, or an affiliated person of the Advisor, has a financial interest in a matter presented by a proxy to be voted on behalf of the Company, other than the obligation the Advisor incurs as investment advisor to the Company, which may compromise the Advisor’s independence of judgment and action in voting the proxy.
     C. Resolution of Conflicts of Interest. Where a proxy proposal raises a material conflict of interest between the interests of the Advisor, or an affiliated person of the Advisor, and those of the Company, the Advisor shall resolve such conflict in the manner described in the Advisor’s Policies and Procedures. If the Advisor determines that such conflict prevents the Advisor from determining how to vote on the proxy proposal in the best interests of the Company, the Advisor shall either:
1.	Vote in Accordance with a Predetermined Specific Policy. To the extent that the Advisor’s Policies and Procedures include a pre-determined voting policy for various types of proposals and the Advisor has little or no discretion to deviate from such policy with respect to the proposal in question, the Advisor shall vote in accordance with such pre-determined voting policy.

2.	Notify and Obtain Consent of the Board. To the extent that the Advisor’s Policies and Procedures include a pre-determined voting policy for various proposals and the Advisor has discretion to deviate from such policy, the Advisor shall disclose the conflict to the Board and obtain the Board’s consent to the proposed vote prior to voting on such proposal.
a.	Detailed Disclosure to the Board. To enable the Board to make an informed decision regarding the vote in question, such disclosure to the Board shall include sufficient detail regarding the matter to be voted on and the nature of the conflict. When the Board does not respond to such a conflict disclosure request or denies the request, the Advisor shall abstain from voting the securities held by the Company.
V. REVOCATION OF AUTHORITY TO VOTE
The delegation by the Board of the authority to vote proxies relating to portfolio securities held by the Company may be revoked by the Board, in whole or in part, at any time.
VI. ANNUAL FILING OF PROXY VOTING RECORD
The Company shall file an annual report of each proxy voted with respect to portfolio securities held by the Company during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.1
VII. PROXY VOTING DISCLOSURES
     A. The Company shall include in its Form N-CSR2 (certified shareholder report) a description of these Policies and Procedures and of the Advisor’s Polices and Procedures.
     B. The Company shall include in its Annual and Semi-Annual Reports to shareholders:
1.	A statement that a description of these Policies and Procedures is available without charge, upon request, by calling the Company’s toll-free telephone number or through a specified Internet address, and on the SEC website.

[1] Because Kayne Anderson Energy Development Company is not a registered investment company, it is not required to file a Form N-PX. Accordingly, this Section VI of these policies and procedures do not apply to Kayne Anderson Energy Development Company.

[2] Because Kayne Anderson Energy Development Company is not a registered investment company, it is not required to file a Form N-CSR. Accordingly, this Section VII of these policies and procedures do not apply to Kayne Anderson Energy Development Company.

2.	A statement that information regarding how the Company voted proxies relating to portfolio securities held by the Company during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Company’s toll-free telephone number (or through a specified Internet address or both) and on the SEC website.
Adopted by the Board of Kayne Anderson MLP Investment Company: August 26, 2004.
Adopted by the Board of Kayne Anderson Energy Total Return Fund, Inc.: June 15, 2005.
Adopted by the Board of Kayne Anderson Energy Development Company: September 5, 2006.

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